PROSPECTUS	Pricing Supplement Number: 4353
March 29, 2006	Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT	Dated May 4, 2006
March 29, 2006	Registration Statement
No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	May 4, 2006
Settlement Date (Original Issue Date):	May 10, 2006
Maturity Date:	May 10, 2010
Principal Amount:	US$500,000,000
Price to Public (Issue Price):	100.000%
Agents Commission:	0.20%
All-in Price:	99.80%
Accrued Interest:	N/A
Net Proceeds to Issuer:	US$499,000,000
Interest Rate Basis (Benchmark):	LIBOR, as determined by LIBOR Telerate
Index Currency: Coupon:	U.S. Dollars Plus 0.06%
Re-Offer Spread (plus or minus):	Plus 0.06%
Index Maturity:	Three Months
Index Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on each February 10, May 10, August 10, and November 10 of each year, commencing August 10, 2006 and ending on the Maturity Date

Pricing Supplement Number 4353
Page 2
Filed Pursuant to Rule 424(b)(3)
Dated May 4, 2006
Registration Statement
No. 333-132807

Initial Interest Rate:	To be determined two London Business days prior to each Interest Reset Date
Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.
CUSIP:	36962GW83
ISIN:	US36962GW836
Common Code:	025409809

Additional Information:

Plan of Distribution:

The Notes are being purchased by the following financial institutions in the amount set forth below (collectively, the "Underwriters"), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 0.20% of the principal amount of the Notes.

Institution Lead Managers:	Commitment
Blaylock & Company Inc.	$200,000,000
Credit Suisse Securities (USA) LLC	$300,000,000

Total	$500,000,000

Pricing Supplement Number 4353
Page 3
Filed Pursuant to Rule 424(b)(3)
Dated May 4, 2006
Registration Statement
No. 333-132807

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Information:

At March 31, 2006, the Company had outstanding indebtedness totaling $359.920 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 31, 2006, excluding subordinated notes payable after one year, was equal to $357.254 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
Year Ended December 31,					Three Months ended March 31,
2001	2002	2003	2004	2005	2006

1.56	1.62	1.71	1.82	1.66	1.63

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
Year Ended December 31,			March 31,
2001	2002	2003	2004	2005 2006

1.56	1.62	1.71	1.82	1.66 1.63

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.